UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of earliest event reported: October 22, 2008

CLEVELAND BIOLABS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32954	20-0077155
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

73 High Street, Buffalo, New York 14203
(Address of principal executive offices)

Registrant’s telephone number, including area code: (716) 849-6810

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 22, 2008, Cleveland BioLabs, Inc. (the “Company”) received a notice from the Listing Qualifications Staff of The NASDAQ Stock Market (the “Staff”) stating that for 10 consecutive trading days the market value of the Company’s common stock had been below $50 million, the minimum level required for continued listing on The NASDAQ Global Market as set forth in NASDAQ Marketplace Rule 4450(b)(1)(A). The notice further stated that the Company is also not in compliance with an alternative test set forth in NASDAQ Marketplace Rule 4450(b)(1)(B), which requires total assets and total revenue of $50 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years. This notice has no immediate effect on the listing of the Company’s common stock on The NASDAQ Global Market.

In accordance with NASDAQ Marketplace Rule 4450(e)(4), the Company will be provided a period of 30 calendar days, or until November 21, 2008, to regain compliance. If at any time before November 21, 2008, the market value of the Company’s common stock is $50 million or more for a minimum of 10 consecutive business days, the Staff will determine if the Company complies with Marketplace Rule 4450(b)(1)(A). Alternatively, the Company may apply to transfer the listing of its common stock to The NASDAQ Capital Market. In order to transfer, the Company must satisfy the continued inclusion requirements for that market.

A copy of the press release announcing the Company’s receipt of the notice from The NASDAQ Stock Market is attached hereto as Exhibit 99.1

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit
99.1	Press Release dated October 24, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEVELAND BIOLABS, INC.

Date: October 24, 2008	By:	/s/ Michael Fonstein
Michael Fonstein
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit
99.1	Press Release dated October 24, 2008.